SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 18, 2005

CNB FINANCIAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Pennsylvania	2-88511	25-1450605
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

County National Bank

1 South Second Street

PO Box 42

Clearfield, Pennsylvania 16830

(Address of principal executive offices)

Registrant’s telephone number, including area code: (814) 765-9621

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Press Release announcing:

David J. Zimmer, President of Erie Bank, announced today the Bank plans to open its doors for business during the third quarter of 2006. Erie Bank is an affiliate of County National Bank, a subsidiary of CNB Financial Corporation [NASDAQ: CCNE].

Exhibit 99	News Release announcing the formation of Erie Bank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CNB Financial Corporation

Date: October 18, 2005	By: /s/ Joseph B. Bower, Jr.
Joseph B. Bower, Jr.
Treasurer

Exhibit Index

Number	Description

Exhibit 99	News Release announcing the formation of Erie Bank, N.A.

Exhibit 99

NEWS RELEASE

Contact: David Zimmer
President & CEO, Erie Bank
(814) 461-7868

FOR IMMEDIATE RELEASE

ZIMMER ANNOUNCES OPENING OF ERIE BANK IN 2006

Erie, PA – October, 2005

David J. Zimmer, President of Erie Bank, announced today the Bank plans to open its doors for business during the third quarter of 2006. The Erie Bank will market specialized financial services to businesses of all sizes from small to large corporations. Of course, traditional consumer banking services will also be available for the people in the community that operate and support these businesses. Four offices of Erie Bank are planned within two years which will employ at least 30 new staff members.

“Given the acquisition of many of the region’s smaller banks in the last decade, there is a great opportunity for a new community bank in Erie.” Mr. Zimmer went on to say, “The Erie Regional Chamber has been very proactive in welcoming new business into the community. As a new business in the community, we will help with the chamber and the community by being a world class financial institution staffed with capable employees delivering quality service to our customers while contributing to the economic growth and prosperity of Erie.”

Veteran banker and Erie native, Dave Zimmer, has over twenty years of banking experience in the Erie area. Mr. Zimmer most recently held a position of Vice President/Team Leader of Commercial Lending. In this capacity, Mr. Zimmer was responsible for loan, deposit and commercial relationships locally as well as managing the Ohio market, with a $90 million commercial lending portfolio.

“Erie is fortunate to be directed by such forward-thinking community leaders, whose members regard the development of building blocks for future generations as a priority,” Mr. Zimmer went on to say, “Erie has a robust economy that continues to add service-oriented businesses to an already strong manufacturing base. We’re seeing more and more great companies enter the Erie market. It is a very business-friendly climate and Erie Bank will be there to help foster these opportunities.”

Zimmer believes that Erie residents and business owners’ desire the higher level of personalized customer service that a community bank has to offer and the access to products and services that a big bank has to offer. “With Erie Bank’s centralized management team and board of directors located right here in Erie, and the support of a $750 million bank holding company, I believe this is an ideal situation for the community of Erie,” said Mr. Zimmer.

During the months ahead, Mr. Zimmer will be operating a loan production office located at 1001 State Street in Erie. From this location, commercial relationships will be developed with local businesses as they are introduced to the specialized financial services offered by Erie Bank.

These services principally include commercial and industrial loans and lines of credit, corporate credit cards, cash and wealth management services, online banking services, electronic check deposit services, merchant credit card services, equipment leasing, accounts receivable handling, ACH origination and payroll processing.

Traditional consumer banking services such as checking, savings, time and deposit accounts, real estate, residential and consumer loans will also be available to serve the financial needs of the community. Add trust, estate and alternative investment services such as annuities and various wealth management services to the product mix and the result is a complete financial service provider.

Erie Bank is an affiliate of County National Bank, a subsidiary of CNB Financial Corporation [NASDAQ: CCNE]. CNB Financial Corporation is a leader in providing integrated financial solutions, which create value for both consumers and businesses. These consist of a family of traditional and innovative products and services developed to support the evolving needs of our customers. For over 139 years, the Corporation has proudly built long-term customer relationships by being reliable, innovative and competitively priced.

In commenting on this new venture William F. Falger, President and CEO of CNB Financial Corporation, stated, “Our decision to form and operate Erie Bank was driven by the opportunity to serve a significant market which has seen most of its locally based banks acquired by larger institutions. We believe there is tremendous potential for a new community bank in Erie driven by a strong focus on meeting the financial needs of businesses and individuals in the way only a community bank can deliver.”

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.